Exhibit (d)(v)

 Execution Version

Confidential

LIMITED GUARANTY

This Limited Guaranty, dated as of August 13, 2026 (this “Limited Guaranty”), by Thoma Bravo Discover Fund V, L.P., a Delaware limited partnership (the “Guarantor”), is in favor of Accelerant Holdings, a Cayman Islands exempted company (the “Company”). Reference is hereby made to the Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Cherry Tree BidCo, a Cayman Islands exempted company (“Parent”), and Cherry Tree Merger Sub, a Cayman Islands exempted company and a direct, wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1.            Limited Guaranty. To induce the Company to enter into the Merger Agreement, the Guarantor hereby expressly, absolutely, irrevocably and unconditionally guarantees (as a primary obligor and not merely as a surety) to the Company, subject to the terms and conditions hereof, the due, complete, and punctual observance, performance and discharge of payment of (a) the aggregate amount of the Parent Termination Fee solely if and when payable pursuant to Section 7.3(d) of the Merger Agreement, (b) the indemnification and reimbursement obligations of Parent and Merger Sub pursuant to Section 5.16(e) of the Merger Agreement (the “Reimbursement Obligations”), and (c) any amounts payable by Parent and Merger Sub pursuant to Section 7.3(e) (the Parent Termination Fee described in clause (a) hereof and the liabilities and obligations described in clauses (b) and (c) hereof, collectively, the “Guaranteed Obligations”); provided that this Limited Guaranty will expire and will have no further force or effect, and the Company will have no rights hereunder, upon termination of the obligations and liabilities of the Guarantor hereunder in accordance with Section 6 hereof. Notwithstanding anything to the contrary in this Limited Guaranty, the maximum aggregate liability of the Guarantor under this Limited Guaranty shall not exceed $301,820,124 (the “Maximum Amount”). The Company (on behalf of its Affiliates, Subsidiaries and its and their respective directors and officers) hereby agrees that the Guarantor shall in no event be required to pay more than the Maximum Amount pursuant to this Limited Guaranty; provided that notwithstanding anything to the contrary herein, the foregoing shall not limit the Company’s rights under the Merger Agreement, the Equity Commitment Letter or the Confidentiality Agreement (subject to the limitations set forth therein). All payments hereunder shall be made to the Company or its designee in lawful money of the United States, in immediately available funds, without set-off, counterclaim or deduction of any kind. If Parent fails to pay all or any portion of the Guaranteed Obligations when due under the Merger Agreement, then the Guarantor’s liability to the Company hereunder in respect of such applicable Guaranteed Obligations shall, at the Company’s option, become immediately due and payable, and the Company may at any time and from time to time, at the Company’s option, take any and all actions available hereunder or under applicable Laws to collect the Guaranteed Obligations from the Guarantor.

2.           Terms of Limited Guaranty.

(a)            This Limited Guaranty is an absolute, unconditional, irrevocable and continuing guaranty of performance and payment, not collection, and a separate Action or Actions may be brought and prosecuted against the Guarantor to enforce this Limited Guaranty up to an amount equal to the Guaranteed Obligations (but not more than the Maximum Amount), irrespective of whether any Action is brought against Parent or Merger Sub or whether Parent or Merger Sub are joined in any such Action or Actions.

(b)            Except as otherwise expressly provided herein and without amending or limiting the other provisions of this Limited Guaranty, the liability of the Guarantor under this Limited Guaranty shall, to the fullest extent permitted under applicable Laws, be absolute and unconditional irrespective of, and the Guarantor hereby acknowledges and irrevocably agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, and the Guarantor hereby waives any defense based upon or arising out of:

(i)             the value, genuineness, regularity, illegality or enforceability of the Merger Agreement, any financing commitment letters or any other Contract or instrument referred to herein or in the Merger Agreement;

(ii)            any change in the corporate existence, structure or ownership of Parent, Merger Sub or the Guarantor or any other Person, or any insolvency, bankruptcy, reorganization, moratorium or other similar proceeding affecting Parent or Merger Sub or the Guarantor or any other Person or any of their respective assets;

(iii)           any waiver, amendment, recession, compromise, consolidation, or modification of the Merger Agreement, the Equity Commitment Letter or any other financing commitment letters or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations, in each case, in accordance with its terms, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any Contract entered into by the Company or any of its Affiliates, on the one hand, and Parent and/or Merger Sub or any of their Affiliates, on the other hand, in connection therewith;

(iv)           the existence of any claim, set off or other right that the Guarantor may have at any time against Parent, Merger Sub, the Company, or any of their Affiliates, whether in connection with any Guaranteed Obligation or otherwise;

(v)            the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or the Guarantor or any other Person;

(vi)           the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the Transactions, any financing commitment letters, this Limited Guaranty or any related Contract or document;

(vii)          the lack of authority of any officer, director or any other person acting or purporting to act on behalf of Parent or Merger Sub, or any defect in the formation of Parent or Merger Sub;

(viii)         any change in applicable Law or any jurisdiction or any discharge of the Guarantor as a matter of applicable Law or equity (other than a discharge of the Guarantor with respect to the Guaranteed Obligations as a result of the payment in full of Guaranteed Obligations in accordance with the terms of this Limited Guaranty);

(ix)            the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations; and

(x)             any other defense that might operate as a legal or equitable discharge of a guarantor or surety, or in any manner or to any extent vary the risk of the Guarantor.

(c)            The Guarantor hereby irrevocably waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guaranty or acceptance of this Limited Guaranty. All of the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Parent, Merger Sub or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty. This Limited Guaranty is a primary obligation of the Guarantor and is not merely the creation of a surety relationship. When pursuing its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have, or otherwise attempt to collect first or at any time or in any manner, against Parent or Merger Sub or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Merger Sub or any such other Person or to realize upon or to exercise any such right of offset shall not relieve the Guarantor of any liability hereunder.

(d)            The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file such claim shall not affect the Guarantor’s obligations hereunder (and notwithstanding anything herein to the contrary, any bar to the payment, or collection, of any Guaranteed Obligations as a result of any such proceeding shall not discharge the obligations of the Guarantor hereunder). In the event that any payment to the Company in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain (notwithstanding any prior termination of the Guarantor’s obligations hereunder in accordance with Section 6, it being understood that the Guaranteed Obligations shall be reinstated) liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.

(e)            Notwithstanding any other provision of this Limited Guaranty, the Company hereby agrees on its own behalf and on behalf of its Affiliates, Subsidiaries and its and their respective directors and officers, that the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guaranty, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of, or with respect to, the Merger Agreement (other than any such rights, remedies, set-offs, deductions and defenses arising out of, due to, or as a result of, the insolvency, bankruptcy, reorganization or similar proceedings affecting Parent or Merger Sub).

3.            Waiver of Acceptance, Presentment; Etc. The Guarantor expressly and irrevocably waives any and all rights and defenses arising under any applicable Law that would otherwise require any election of remedies by the Company, promptness, diligence, notice of the acceptance of this Limited Guaranty and of any Guaranteed Obligations, presentment, demand and protest, any defenses that might be available under any valuation, stay, moratorium or similar applicable Laws, and any notice of any kind not provided for herein or not required to be provided to Parent or Merger Sub under or in connection with the Merger Agreement, any right to require the marshalling of assets of Parent, Merger Sub or any other Person interested in the Transactions, and all suretyship defenses generally, other than defenses (a) that are available to Parent or Merger Sub under the Merger Agreement or (b) in respect of any breach of Section 4(c) by the Company, but excluding any such defense available solely as a result of any insolvency, bankruptcy, reorganization or similar proceedings affecting Parent or Merger Sub. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits and that if any of such waivers are determined contrary to any applicable Law or public policy, such waivers shall be effective to the maximum extent permitted by applicable Law. The Guarantor acknowledges and agrees that each of the waivers set forth in this Limited Guaranty is made with the Guarantor’s full knowledge of the significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances the waivers are reasonable and not contrary to public law or policy.

4.            Sole Remedy.

(a)            The Company acknowledges and agrees on its own behalf and on behalf of its, Affiliates, Subsidiaries and its and their respective directors and officers that Parent does not have any assets, other than its rights under the Merger Agreement and the Equity Commitment Letter, and that no funds are expected to be contributed to Parent unless the Closing occurs, and that, except for rights against the Guarantor, Parent and Merger Sub to the extent expressly provided in Section 6 of the Equity Commitment Letter and against Parent and Merger Sub to the extent expressly provided in Section 8.10 of the Merger Agreement and, in each case, subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent by the Guarantor, any Guarantor Affiliate (as defined below) or any other Person.

(b)            The Company further agrees and acknowledges that no Person other than the Guarantor has any obligations hereunder and that, notwithstanding that the Guarantor may be a limited partnership, the Company has no remedy, recourse or right of recovery under this Limited Guaranty against, or contribution from, any former, current or future general or limited partner, stockholder, holder of any equity, partnership or limited liability company interest, officer, member, manager, director, employee, agent, controlling person, any lender or prospective lender, lead arranger, arranger, agent or Representative of or to Parent, assignee or Affiliates (other than any successor and/or assignee under Section 18 hereof) of the Guarantor (collectively, the “Guarantor Affiliates”; it being understood that the term Guarantor Affiliates shall not include the Guarantor, Parent or Merger Sub or any Person to which (x) Parent or Merger Sub have assigned their respective rights or obligations under the Merger Agreement or (y) the Guarantor has validly assigned all or any portion of its Commitment (as defined in the Equity Commitment Letter) or its obligations as a Guarantor under this Limited Guaranty)), through the Guarantor, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws, by or through a claim by or on behalf of the Guarantor, Parent or Merger Sub against the Guarantor or any Guarantor Affiliate, or otherwise, except for the Retained Claims and Retained Confidentiality Agreement Claims; provided that, in the event the Guarantor (A) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Maximum Amount (less amounts paid under this Limited Guaranty prior to such event), then, and in each such case, the Company shall be entitled to recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person, as the case may be, but only to the extent of the unpaid liability of the Guarantor hereunder up to the amount of the Guaranteed Obligations for which such Guarantor is liable, as determined in accordance with this Limited Guaranty.

(c)            The Company hereby covenants and agrees that it shall not institute, and the Company shall cause each of its Subsidiaries not to institute, directly or indirectly, any action or bring any other claim arising under, or in connection with, this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter or the Transactions, against the Guarantor or any Guarantor Affiliate, except for (i) claims by the Company against the Guarantor (and their legal successors and permitted assigns) under and in accordance with this Limited Guaranty (“Retained Guaranty Claims”), (ii) claims by the Company against Thoma Bravo, L.P. regarding its obligation under, and pursuant to the terms of, the Confidentiality Agreement (the “Retained Confidentiality Agreement Claims”), (iii) claims by the Company against Parent or Merger Sub under and in accordance with the Merger Agreement (the “Retained Merger Agreement Claims”), or (iv) claims by the Company against Parent or the Guarantor to enforce the Equity Commitment Letter under and in accordance with the Equity Commitment Letter and claims by the Company to exercise its rights as a third party beneficiary of the Equity Commitment Letter in accordance with its terms (the “Retained Equity Commitment Claims” and together with the Retained Guaranty Claims and Retained Merger Agreement Claims, the “Retained Claims”).

(d)            Recourse (i) against the Guarantor solely with respect to the Retained Guaranty Claims and the Retained Equity Commitment Claims, (ii) against Thoma Bravo, L.P. solely with respect to Retained Confidentiality Agreement Claims and (iii) against Parent and Merger Sub, as applicable, solely with respect to the Retained Merger Agreement Claims and the Retained Equity Commitment Claims, shall be the sole and exclusive remedy of the Company and all of its Affiliates against the Guarantor or any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter, this Limited Guaranty, the Confidentiality Agreement or the Transactions, and such recourse shall be subject to the limitations described herein and therein.

5.            Merger Subrogation. The Guarantor will not exercise any rights of subrogation or contribution against Parent or Merger Sub or any other Person, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise. To the fullest extent permitted by applicable Laws, the Guarantor hereby expressly, irrevocably and unconditionally waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent or Merger Sub or any other Person that arise from the existence, payment, performance, or enforcement of its obligations under or in respect of this Limited Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Merger Sub or any other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub or any other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations.

6.            Termination. The Guarantor shall have no further liability or obligation under this Limited Guaranty from and after the earliest of: (a) the Closing; (b) receipt by the Company of payment in full and the discharge of the Guaranteed Obligations in accordance with the terms of the Merger Agreement and this Limited Guaranty; and (c) the date that is 90 days following the valid termination of the Merger Agreement in accordance with its terms, unless prior to the expiration of such 90-day period the Company shall have commenced an Action in a Chosen Court (as defined below) (i) against the Guarantor alleging that the Guarantor is liable for any amount under this Limited Guaranty (including any Guaranteed Obligation or any breach by the Guarantor of its covenants, representations or warranties hereunder) or (ii) against Parent or Merger Sub, alleging that Parent or Merger Sub are liable for any payment obligations under the Merger Agreement that constitute Guaranteed Obligations; provided that if the Merger Agreement has been so terminated and such Action has been commenced by the Company, the Guarantor shall have no further liability or obligation under this Limited Guaranty from and after the earliest of (x) the consummation of the Closing in accordance with the terms of the Merger Agreement, including full payment of the Transaction Payments (as defined in the Equity Commitment Letter), (y) a final, non-appealable order of a court of a Chosen Court in accordance with Section 15 hereof determining that the Guarantor does not owe any amount under this Limited Guaranty, and (z) a written agreement between the Guarantor and the Company expressly referencing this Section 6 and terminating the obligations and liabilities of the Guarantor pursuant to this Limited Guaranty; and (d) full payment of the Guaranteed Obligations by the Guarantor, Parent and/or Merger Sub to the Company, except to the extent that any Guaranteed Obligations paid to the Company are rescinded or otherwise returned to the payor and remain outstanding pursuant to the terms of this Limited Guaranty. Notwithstanding anything to the contrary in this Limited Guaranty, Sections 4, 6, 8 and 10 shall survive indefinitely any termination of this Limited Guaranty and shall be enforceable by the Guarantor Affiliates. In the event that the Company or any of its Subsidiaries institutes any Action (A) against the Guarantor, Parent, Merger Sub asserting that the provisions of Section 4, this Section 6 or Section 1 (in respect of any claim that the Guarantor is liable in excess of or to a greater extent than the Maximum Amount) hereof are illegal, invalid or unenforceable in whole or in part, or (B) against the Guarantor or any Guarantor Affiliate arising under, or in connection with, this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter or the Transactions, other than a Retained Claim or a Retained Confidentiality Agreement Claim (for the avoidance of doubt, any Action commenced by the Company against the Guarantor alleging that the Guarantor is liable for any amount under this Limited Guaranty, including any Guaranteed Obligation or any breach by the Guarantor of its covenants, representations or warranties hereunder, constitutes a Retained Guaranty Claim and shall not give rise to the consequences described in clauses (x) and (y) herein), then (x) all of the obligations of the Guarantor under this Limited Guaranty shall terminate ab initio and be null and void and (y) none of the Guarantor, Parent nor any Guarantor Affiliate shall have any liability to the Company, its securityholders or any of their respective Representatives under this Limited Guaranty (collectively, the “Disqualifying Ramifications”); provided that, prior to the Disqualifying Ramifications becoming effective, (i) the Guarantor shall provide the Company written notice of the alleged Disqualifying Action and (ii) if the Company shall cause such Disqualifying Action to be withdrawn from the applicable litigation or proceeding within five Business Days following receipt of such notice, then no Disqualifying Ramifications shall occur or be deemed to have occurred as a result of such Disqualifying Action having been asserted.

7.            Continuing Guaranty. Except to the extent that the obligations and liabilities of the Guarantor are terminated pursuant to the provisions of Section 6 hereof, this Limited Guaranty may not be revoked or terminated and is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its respective successors and permitted transferees and assigns. All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

8.            Entire Agreement. This Limited Guaranty, together with the Merger Agreement, the Confidentiality Agreement, the Equity Commitment Letter, and the agreements and instruments described or delivered in connection with the foregoing, constitutes the entire agreement between the Guarantor and the Company with respect to the subject matter hereof and supersedes all prior discussions, negotiations, proposals, undertakings, agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.            Amendments and Waivers. No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Company, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Parent or Merger Sub prior to proceeding against the Guarantor hereunder.

10.           No Third Party Beneficiaries. Except for the provisions of Sections 4, 6, 8 and 10 (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, confer upon any Person other than the parties hereto and any Guarantor Affiliates any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

11.          Counterparts. This Limited Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Limited Guaranty will become effective when duly executed by each party hereto.

12.          Delivery by Facsimile or Electronic Transmission. This Limited Guaranty and any signed agreement or instrument entered into in connection with this Limited Guaranty, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Limited Guaranty or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

13.          Notices. All notices, requests, claims, demands and other communications under this Limited Guaranty shall be in writing and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by e-mail at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified by like notice):

if to the Guarantor, to:

c/o Thoma Bravo, L.P.

One Market Plaza, Suite 2400,

San Francisco, CA 94105

Attn:	A.J. Rohde Matt Losardo

E-mail:	arohde@thomabravo.com mlosardo@thomabravo.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210

Attn:	David Johanson
Joshua M. Zachariah

Email:	DJohanson@goodwinlaw.com JZachariah@goodwinlaw.com

if to the Company, to

Accelerant Holdings

c/o Accelerant Re (Cayman) Ltd.

Unit 106 Windward 3, Regatta Office Park

West Bay Road, Grand Cayman, KY1-1108

Attention: Cliff Jenks

E-mail: cliff.jenks@accelins.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Eric Schiele; Colin Diamond; Dmitriy Molchanov

E-mail: ericschiele@paulhastings.com;

colindiamond@paulhastings.com;

dmitriymolchanov@paulhastings.com

14.           Governing Law. THIS LIMITED GUARANTY, INCLUDING ANY ACTIONS (WHETHER IN CONTRACT, TORT OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LIMITED GUARANTY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

15.           Jurisdiction; Venue; Service of Process. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Limited Guaranty, for and on behalf of itself or any of its properties or assets, and nothing in this Section 15 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court (the “Chosen Courts”) in the event any dispute or controversy arises out of this Limited Guaranty or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Limited Guaranty or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Limited Guaranty or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

16.          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS LIMITED GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.           Representations and Warranties. The Guarantor hereby represents and warrants to the Company that (a) it is duly organized and validly existing under the laws of its jurisdiction of organization and has all necessary limited partnership power and authority to execute, deliver and perform this Limited Guaranty; (b) the execution, delivery and performance of this Limited Guaranty by the Guarantor has been duly and validly authorized and approved by all necessary limited partnership action by it, and no other proceedings or actions on the part of the Guarantor are necessary therefor; (c) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Guarantor in accordance with its terms subject to the Enforceability Exceptions; (d) the execution, delivery and performance by the Guarantor of this Limited Guaranty do not and will not (i) violate the organizational documents of the Guarantor, (ii) violate any applicable Law, rule, regulation, decree, order or judgment binding on the Guarantor or its assets, or (iii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which the Guarantor is a party; (e) the Guarantor has the financial capacity to fully pay and perform its obligations under this Limited Guaranty; and (f) the Guarantor has (and will continue to have at all times during the effectiveness of this Limited Guaranty) uncalled capital commitments or otherwise has (and will continue to have at all times during the effectiveness of this Limited Guaranty) available funds in excess of the Guaranteed Obligations under this Limited Guaranty plus the aggregate amount of all other commitments and obligations it currently has outstanding, and all funds necessary for the Guarantor to fulfill its Guaranteed Obligations under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 6 hereof.

18.           No Assignment. Neither the Guarantor nor the Company may assign their respective rights, interests or obligations hereunder to any other person (by operation of Law, merger, consolidation or otherwise) without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company), and any attempted assignment without such required consents shall be null and void and of no force or effect. Subject to the foregoing, all of the terms and provisions of this Limited Guaranty shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

19.           Severability. Any term or provision of this Limited Guaranty (other than terms limiting the Guarantor’s liability hereunder) that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the Maximum Amount with respect to the Guaranteed Obligations set forth in Section 1 and the provisions of Section 4 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates not to, and use its reasonable best efforts to cause its Representatives acting on its behalf not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.

20.           Confidentiality. This Limited Guaranty shall be treated as confidential and is being provided to the Company solely in connection with the execution and delivery of the Merger Agreement. This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor and the Company; provided that no such written consent shall be required (and the Guarantor, the Company and their Affiliates shall be free to release such information) for disclosures (a) to such Person’s respective Representatives, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 20, (b) to the extent required by applicable Law, regulatory agency, by the applicable rules of any national securities exchange, in connection with any SEC filing relating to the Merger or the Transactions, or (c) in connection with any Action relating to the Merger, the Merger Agreement, the Equity Commitment Letter or the Transactions.

21.           Headings. The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. In no event will this Agreement be publicly filed or made publicly available without the prior written consent of the Guarantor, unless required by the SEC.

22.           Relationship of the Parties. Each party acknowledges and agrees that (a) this Limited Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of each of the Guarantor under this Limited Guaranty are solely contractual and not fiduciary in nature. In no event shall Parent, Merger Sub or the Guarantor be considered an “Affiliate”, “security holder” or “representative” of the Company for any purpose of this Limited Guaranty.

23.           Equity Financing. The Company hereby acknowledges that it has received a fully executed copy of the Equity Commitment Letter, and acknowledges and agrees that, except as expressly and to the extent provided in the Equity Commitment Letter or Section 8.10 of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein, nothing contained herein shall entitle the Company or any of its Affiliates to (a) enforce specifically the Equity Commitment Letter or (b) otherwise have any rights as a third party beneficiary or otherwise against the Guarantor or any other Person under the Equity Commitment Letter.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guaranty as of the date first written above.

GUARANTOR:

THOMA BRAVO DISCOVER FUND V, L.P.

By: Thoma Bravo Discover Partners V, L.P.
Its: General Partner

By: Thoma Bravo Discover UGP V, LLC
Its: General Partner

By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ A.J. Rohde
Name:	A.J. Rohde
Title:	Senior Partner

Signature Page to Limited Guaranty

COMPANY:

ACCELERANT HOLDINGS

By:	/s/ Jeff Radke
Name:	Jeff Radke
Title:	Chief Executive Officer (Principal Executive Officer)

Signature Page to Limited Guaranty